Medical Group Inc. to Present at the
Roth Capital Partners 19th Annual OC Conference

- Presentation Scheduled for Wednesday, February 21 at 1:30 p.m. PT -

Shenzhen, China - February 20, 2007 - Winner Medical Group Inc. (OTCBB: WMDG), will present at the Roth Capital Partners 19th Annual OC Conference at 1:30 p.m. Pacific Time on Wednesday, February 21 at The Ritz-Carlton, Laguna Nigel. The presentation will include information about the Company’s products, business strategy and financial results.

A live web cast of the Winner Medical Group presentation will be available in the Investor Relations section of the Company’s web site - www.winnermedical.com. A web cast replay of the presentation will be archived on the Winner Medical Group web site for 90 days.

About Winner Medical

Winner Medical is a holding company comprised of eight wholly owned manufacturing and distribution facilities, two joint venture factories and one trading company. Winner Medical is primarily engaged in the development, manufacturing and distribution of high-quality cotton disposable medical dressings and disposable products. Winner Medical’s products include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products and hygiene products for the institutional and home care markets. Winner Medical products are manufactured in China and sold domestically and abroad, in countries and areas such as Japan, Germany, Italy, the Netherlands, Australia, France, the United States, South America, Africa and the Middle East. Winner Medical is one of few Chinese companies licensed by the U.S. Food and Drug Administration to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical’s web site www.winnermedical.com.

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Contacts

Company - China	U.S. Investor Relations

Annie Chen	Kathy Price / Dixon Chen
Secretary of the Board	The Global Consulting Group
Tel: +86 (755) 2806 6858	Tel: +1 (646) 284-9400
Email: annie.chen@winnermedical.com	Email: kprice@hfgcg.com / dchen@hfgcg.com